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THE AES CORPORATION AND SUBSIDIARIES

Calculations of Ratio of Earnings to Fixed Charges
(in thousands, unaudited)
                                                                                                                        Three Months
                                                                                                                            Ended
                                                                             Year Ended December 31,                       March 31,
                                                            1992         1993         1994         1995         1996         1997
                                                         ---------    ---------    ---------    ---------    ---------    ---------
As defined:
Income from continuing operations before
   income taxes ......................................   $  65,161    $  89,392    $ 141,807    $ 163,655    $ 185,284    $  55,758
Adjustment for undistributed income ..................      (2,509)     (10,578)     (12,039)     (14,254)     (35,677)     (16,000)
Distributions from affiliates ........................        --           --          6,116       17,499       15,781         --
Interest expense .....................................      97,158      125,019      121,793      121,927      137,708       42,082
Depreciation of previously capitalized interest ......       3,996        4,487        4,487        4,487        4,487        1,119
Net amortization of issuance costs ...................       2,775        2,558        3,500        4,630        5,818        2,004
                                                         ---------    ---------    ---------    ---------    ---------    ---------
Earnings .............................................   $ 166,581    $ 210,878    $ 265,664    $ 297,944    $ 313,401    $  84,963
                                                         =========    =========    =========    =========    =========    =========

Interest expensed and capitalized amounts
   (including construction related fixed charges) ....   $ 118,178    $ 126,965    $ 123,945    $ 131,934    $ 164,708    $  54,014
Net amortization of issuance costs (including
   capitalized amounts) ..............................       3,120        2,558        3,500        4,630        5,818        2,004
                                                         ---------    ---------    ---------    ---------    ---------    ---------
Fixed charges ........................................   $ 121,298    $ 129,523    $ 127,445    $ 136,564    $ 170,526    $  56,018
                                                         =========    =========    =========    =========    =========    =========

Ratio of earnings to fixed charges                           1.37x        1.63x        2.08x        2.18x        1.84x         1.52x


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